EXHIBIT 10.17

FURTHER EXTENSION AND RESTATEMENT OF PURCHASE OPTION AGREEMENT-REPUBLIC OF PANAMA CONCESSIONS

THIS Further Extension and Restatement of Purchase Option Agreement - Republic of Panama Concessions (hereinafter, "POA") is entered into effective this 15th day of September, 2005, by and between the following parties:

Calais Resources, Inc., a British Columbia corporation with its headquarters in Colorado, USA
P.O. Box 653
Nederland, CO 80466-0653   (hereinafter, "Calais"); and

Panama Mining of Golden Cycle, a corporation of Panama
430 N. Spruce St.
Colorado Springs, CO 80905 (hereinafter "PMGC"); and

Golden Cycle of Panama Mining
430 N. Spruce St.
Colorado Springs, CO 80905   (hereinafter "GCPM")

("PMGC" and "GCPM" known together as the "Panama parties"); and

(all parties together known as the "Parties" hereto);

WHEREAS PMGC and GCPM are the concession holders as to certain placer concessions in the Republic of Panama, including one placer exploitation concession, multiple placer exploration concessions, including marine placer concessions, (together, the "placer concessions"), and applications for hardrock exploration concessions and hardrock exploration concessions ("hardrock applications and concessions"), which properties together are known as the Faja de Oro Project ("Faja de Oro Project") in the Province of Veraguas (the hardrock concessions and hardrock concession applications, together with a map of the concession areas, are attached and incorporated as Exhibit A-l through A-3 hereto, and further described at Section 4 hereof); and

WHEREAS the parties entered into a Purchase Option Agreement for the hardrock concessions on October 6, 2000, and for the placer concessions on December 31, 2001, which agreements were superseded in their entirety by a certain Purchase Option Agreement dated February 28, 2003; and which February 28, 2003 Purchase Option Agreement was extended for a period of 210 days by a certain Extension Purchase Option Agreement and Partial Acknowledgement of Performance dated January 31, 2004; and
WHEREAS the parties entered into an interim Purchase Option Agreement on or about September 5, 2004 intended to be replaced by a more thorough and inclusive replacement agreement; and
WHEREAS the parties entered into a certain "Restatement of Purchase Option Agreement-Republic of Panama Concessions" on September 15, 2004, which agreement the parties wish to extend on the terms herein agreed;
WHEREAS the parties wish to enter into a new Extension of the prior agreements superseding in their entirety the prior agreements, which agreement shall be substituted in full for all of the prior agreements, including, but not limited to, the interim Purchase Option Agreement of September 5, 2004 and the Restatement of Purchase Option Agreement dated September 15,2004;
NOW THEREFORE in consideration of certain payments made by Calais by and on behalf of PMGC and GCPM pursuant to the interim agreement, and in further consideration of the agreement by Calais to re-affirm that it has or will vend certain assets to PMGC and GCPM, and to surrender its option to explore, operate and obtain title to the placer concessions, and in further consideration of the mutual promises and covenants of the parties, the receipt and adequacy of which are hereby acknowledged and confirmed; the parties enter into the following Agreement:
1.            Surrender of Placer Concessions and Deposits.
Calais re-affirms the following agreement: Calais does hereby agree to surrender any and all options or agreements which it may have had in and to explore, develop, operate and mine, and/or to acquire title to the placer concessions which were part of the Faja de Oro Project, Republic of Panama. Calais shall execute such other documents as may be required to fully affect the surrender of rights under the laws of the Republic of Panama, or to evidence such surrender of contract rights under the laws of the State of Colorado. Calais shall retain no rights to receive or to obtain royalties or payments from the placer concessions.
2.            Surrender of "Tin Goose" Boat.
Calais re-affirms the following agreement: Calais purchased a certain ocean-going boat and related and appurtenant fixtures known generally as the "Tin Goose." Calais has paid for repairs and berthing of the boat in the past, but shall be liable for no further costs and expenses, or any attendant liabilities, unless specifically outlined in the Interim Agreement and specifically re-stated here. Calais shall take all acts necessary to surrender and transfer any title it may have in and to the Tin Goose to PMGC under the applicable laws of the Republic of Panama. The following liabilities or costs attributable to Calais are restated here: None.
PMGC and GCPM for their part hereby agree to accept any and all liabilities associated with the acquisition, operation, repair, maintenance, protection, refurbishment or berthing of the Tin Goose, bar none, and agree to hold Calais, its affiliates and subsidiaries, harmless therefore, and to indemnify them for any further costs, liabilities and expenses associated with the Tin Goose, its acquisition, operation, repair, maintenance, protection, refurbishment and berthing.

3.          Surrender of Lands and Buildings.
Calais re-affirms the following agreement: Calais hereby agrees to surrender to GCPM all of the land, buildings, real estate, leases or landholdings of Calais, or for which Calais funded acquisition, at the Conception Village at the mouth of the Rio Conception, not including any mineral rights herein related to the hardrock concessions. Calais shall also surrender all small boats and motors located at the Conception Village. Calais shall take any acts as may be required by the laws of Panama to affect such transfer or surrender.
In the event that Calais undertakes exploration operations at its hardrock concessions as retained herein, PMGC shall make such lands and buildings available at a reasonable local rental rate during the course of such exploration, unless such lands and buildings are then subject to a prior sale or lease commitment. Calais shall not be liable for any past or future cost, expense, liability or tax related to such real estate, personalty, or its management.
GCPM hereby agrees to hold Calais harmless from any future cost, expense, liabilities or taxes related to such lands, buildings, or boats and to indemnify Calais from any costs, expenses, claims, actions or liabilities which may henceforth be asserted by any third party with relation to such lands, buildings or boats.
4.          Option to Purchase Hardrock and Terrestrial Concessions and Applications.
PMGC is the concession holder of the following terrestrial mining concessions in the Veraguas District, Republic of Panama:

1-a Norte De Veraguas Zones  1,2,3, and 4-3460 Hectares-El Corregimento-Calovebora Del

District, Santa Fe, Proviencia Veraguas, Panama;

2-a Cerro Guaison Zones 1, 2-4968 Hectares (Same legal description as Item 1-a);

3-a Golden Cycle of Panama-Zone 1-3000 Hectares (Same legal description as Item 1-a);

4-a Boca Del Rio Conception-Zones 1, 2, 3, 4-4980 Hectares (same legal description as Item 1-a)

PMGC and/or Calais Resources Panama is the applicant for the following concession: Concession Application Nos. ____________ and ___________ which application was filed with the Department of Minerals ("Minerales") on _____________________, and accorded filing stamp ___________ and priority number __________ and which is currently pending for issuance as an exploration concession or concessions (the concessions and applications together, being all of the hardrock concessions and applications). When the concession(s) is issued, it shall continue to be subject to this agreement without further action. Any further action required to register the interest of Calais in the concessions, the applications or new concessions issued pursuant to the applications shall be taken promptly by PMGC with the full advice and consent of Calais. Calais shall also have the right to benefit from any environmental or other reports previously filed or prepared, or in process, with regard to the concessions.
PMGC hereby grants to Calais the sole and exclusive option to acquire from it the hardrock concessions for a price of $4.5 million U.S., exercisable at any time within ten (10) years after the date hereof (the "Option Period"). To maintain the Option in force, Calais shall perform those certain conditions and make those certain payments described in Section 6 hereof.
In the absence of performance, PMGC may declare a default, and, if a material default remains un-cured pursuant to the terms of Section 9 hereof, may terminate such option. Such option may be exercised by Calais giving written notice of such exercise hereof, closing to occur within thirty (30) days thereafter at a time and location chosen by Calais in the State of Colorado.
During the term of such 10-year option, PMGC grants to Calais the full and exclusive right to access, explore, prospect, drill, sample, operate, maintain, mine and otherwise fully explore, develop and mine the property, using surface or sub-surface means, and specifically including open-pit or heap leach methods, including full and complete rights of access over any of the placer concessions which Calais is surrendering here to gain access to the properties included in the hardrock concessions for all purposes enumerated in this section, and all purposes reasonably incident thereto, including full and complete use of the surface area of the concessions for exploration, sampling, developing, mining, processing, constructing shafts, mines, cuts, pits or mine-related facilities, milling, leaching and all other reasonable purposes related to the exercise of such rights.
5.            Representations Concerning Title and Maintenance of Title.
PMGC represents and warrants that it has a full and complete title to the concessions and the applications, and that no third party has any rights thereto, and subject only to the need to comply with the mining and mineral laws of the Republic of Panama. PMGC warrants that it is not currently aware of any lack of such compliance, and that all necessary reports and taxes and filing fees have been properly made, and paid, as the case may be. PMGC represents and warrants that it has a full and complete right to enter into this Option agreement regarding the hardrock concessions, and that this agreement may be registered and recorded in the records of Panama and such local jurisdictions that the rights of Calais hereunder will be a matter of public record. If such interest under this Option may be recorded in the records of Minerales under the laws of Panama, such agreement shall be so recorded. If the assignment of this agreement to a Panama or other corporation is required in order to register or to transfer such interest, Calais shall have a full and complete right to assign this agreement and the Option granted hereunder, and all of the benefits and burdens of such agreement, to Calais Resources Panama or to such other Panama or other corporation as Calais may designate to hold such rights. PMGC covenants herein to keep Calais fully advised on a current basis as to the status of the concessions and applications, and shall take no step to lien or encumber such concessions, or to take any action which could result in their diminution or termination, or to allow any third party to acquire any part of such title, or to lien or encumber the same. PMGC shall provide Calais within thirty (30) days after this date with complete and legible copies of all official documents and correspondence related to such concession and applications, and shall supplement such submittals as additional documents or correspondence are received. PMGC shall advise Calais on an immediate basis of any pending change to the hardrock concessions, the mining laws affecting the concessions, administrative or other proceedings affecting the concessions or concession operations, or the applications. Calais may elect, at its option, to retain an attorney or qualified notary within Panama to act as its agent, and/or to assign this agreement, and all the benefits and burdens thereof, to a Panama corporation formed for the purpose of receiving and holding such contract and agreement.
Within thirty (30) days after the date of this agreement, PMGC and GCPM shall provide Calais with a clear, concise and detailed written description of the history of the hardrock concessions, including, specifically, the date and timing of the original concession applications; when the concessions were granted; the type of concessions granted; whether the concessions are subject to any administrative proceedings or adjudications; the period of time remaining for the conduct of exploration; whether the concessions are eligible for any renewals of the exploration period; whether the concessions are currently being reviewed for possible renewal, and the steps necessary to remain eligible for any renewal or renewals or suspensions such that the exploration rights granted under the concessions will remain contemporaneous with the ten-year option period herein granted. In the event that Panama has passed a new Minerals Code since the grant of the concessions, such description shall include a clear explanation of how the concessions will be administered under such new or updated mining code; whether the concessions will be eligible to be benefited by the new code; whether applications or other administrative steps must be taken to bring the concessions into conformity with the new law, or to preserve the exploration and operating rights herein granted. The explanation shall also contain a summary of the steps necessary to convert the exploration concessions into exploitation concessions in order to enjoy the rights to operate, mine and produce the concessions in the manner herein contemplated.
Calais shall have the full right and opportunity at any time, to confirm such representations, warranties and covenants by examining the official records of the Republic of Panama, including the records of Minerales, by interviewing such officials or ex-officials as it deems necessary, and by examining the local and Panama records of PMGC and GCPM, with which examination PMGC and GCPM shall fully cooperate, for the following purposes:
a.     To confirm the status and currency of the concessions and applications;
b.     To determine that there exists no lien, encumbrance or limitation on the title;
c.	That such concessions include all of the lands represented and warranted, and that such title and the right to conduct operations on the lands has not been lost or placed in jeopardy;
d.     To confirm that all taxes and fees have been timely paid; and
e.
To confirm that the rights of Calais under this agreement are valid, current, of record, and not otherwise subject to legal jeopardy and that they may be properly optioned to Calais, and , upon closing, properly registered and transferred to Calais; and

f.	To confirm that such rights are in accord with the current mining laws of Panama, including revisions of those laws which may occur from time to time.

g.	To confirm that the concessions validly confer exploration rights which may be renewed or extended under the laws of Panama for a period which includes the 10-ycar Option granted herein.
In the event that Calais discovers or determines the existence of defects or other problems, PMGC and GCPM shall take all necessary steps to cure such defects or problems, and to bring such concessions into compliance with the terms hereof, and, to take such actions as necessary to remove the defects or the source of legal jeopardy, and to ensure that the concession sights extend for the full option period herein granted.

6. Actions to be Taken by Calais.

a.        Calais will pay to PMGC and GCPM $65,000.00 US at the times and in the amounts specified here:
    i.          On or before October 18, 2005, Calais will wire two payments each of $5000.00 to Herbert Hendricks at the Pikes Peak National Bank, Colorado Springs Branch. Herbert Hendricks will provide in a timely manner all wire transfer information.
    ii.        Hendricks will book air transportation to Panama on or before the 24th day of October, 2005, and will hand carry copies of this agreement to be legally filed in Panama, by PMGC's attorney, Roque Barrera. Upon providing faxed evidence to Calais of the proper filing of the agreement with the Minerales Department, Calais shall wire transfer, within 3 working days of receiving such notice, $25,000 US to the bank account of said Roque Berrara. These funds will be directly utilized by GCMP and PMGC to pay off all outstanding bills that the companies (PMGC and GCMP) owe in Panama related to the maintenance of the hardrock concessions, or, bills remaining from the activities of Calais in Panama (as previously disclosed to Calais) prior to the severance of the hardrock concessions from the concessions. There shall be a full accounting of such payments to Calais, with copies of all bills, and written receipts for payment, including an attached accounting from the companies as to what purpose the funds were used for, which shall together constitute a full accounting. The records of the companies shall be open to review and audit by Calais to confirm compliance with this section.
    iii.          On or before the 5lh day of December 2005, Calais agrees to transfer to GCMP and PMGC the additional amount of $25,000 US via Herbert Hendricks.
    iv.           Failure to make any of the payments in a timely manner shall entitle GCMP and PMGC to utilize, at their discretion, the default remedies provided in this agreement. There shall be no automatic operation of default remedies, and any default and/or resulting termination must follow the procedures contained herein.
b.         During each year in which the hardrock concession purchase option is in force and effect, Calais shall timely pay all taxes and concession fees, including local fees and taxes at the Village of Santa Fe, attributable to the hardrock concessions. The companies shall separately pay any such fees and taxes related to the surrendered placer concessions. Calais shall receive verifiable receipts of the payment of all taxes and fees within ten (10) days after payment, including receipts from the government of Panama and the village of Santa Fe. Calais may elect to advance tax funds to and through its local attorneys, notarios or agents to obtain local payment of taxes, or, at Calais' election, may retain local counsel or a local representative to pay such taxes and obtain a receipt therefore.
c.         During the term of the Option, and, until such time as the Option is exercised and closed, Calais hereby grants to PMGC and GCPM a two percent (2%) Net Smelter

Return ("NSR") royalty on all minerals mined, processed and sold from the concessions during the term thereof. Said NSR royalty shall be paid within thirty (30) days after final settlement to Calais from the sale of all gold and other minerals mined, processed and sold from the hardrock properties, until such time as PMGC and GCPM have received total royalty payments of $4.5 million U.S., at which time such royalty shall terminate, the property shall be deemed fully paid, and title thereto shall in all respects be transferred. All royalty amounts paid prior to election and sale closing shall be applied cumulatively against the purchase exercise price of $4.5 million US, and payment shall have the effect of reducing the purchase price at exercise. All such royalty amounts and any payment of the purchase price shall be split as follows: PMGC _____%; GCPM _____%.  "NSR," as used herein, shall mean the net returns to Calais from the smelter or other arms length purchaser after deducting the costs of shipment of ores, gold or concentrates to the smelter or other buyer, including necessary insurance, security and transportation costs, and further, after deducting the costs of smelting or refining, but not the costs of mining or intermediate milling or processing.
d.        To maintain this agreement in full force and effect, Calais shall pay to PMGC and GCPM the sum of US $25,000.00 per year beginning on September 15, 2006, and on or prior to each September 15 thereafter, and continuing through September 15, 2015, which payments shall extend the term of this agreement until and through September 15, 2015. This agreement shall terminate, unless extended by the parties, at midnight, Colorado time, September 15, 2015. The failure to make any annual payment in timely fashion shall be an event of default, and shall allow termination of this agreement if not cured in accord with the notice-cure provisions of this agreement.

e.         During the option year period September 15, 2005 through September 15, 2006, Calais covenants to spend a minimum of $175,000 on hardrock exploration directly related to exploration of the hardrock concessions. Commencing during the September 15, 2006 through September 14, 2007 option year (such annual period being an "option year"), and during each succeeding option year during the Option term Calais covenants to spend a minimum of $100,000 per option year on hardrock exploration directly related to the hardrock Concessions. In any year after the when Calais or its affiliates, venture partners or assigns spends in excess of $100,000.00 ($ in excess of $175,000 for the 2005-2006 year), such excess may be carried over into subsequent years by being placed in a "carryover account". Within thirty (30) days after the end of any option year, Calais shall inform PMGC in writing of the costs and expenses expended in exploration during that option year, and of the status of the carryover account.
f.         Qualifying expenditures hereunder for exploration of the hardrock concessions shall be all costs and expenses of the exploration program, including Panama related legal and administrative work, both within and without the country of Panama, travel expenses of personnel to and from Panama, including lodging and other expenses of Calais personnel or employees, or those of venture partners, affiliates or assigns, in Panama, and, specifically including all sums expended for conducting exploration and reconnaissance work on the concessions, including the costs of labor, equipment, tools, supplies, employee overhead and wages, salaries of supervisory personnel, drilling, sampling, survey, mapping, aerial or surface or satellite reconnaissance, excavation, assay and other expenses, base camp expenses of all kinds, whether in the field, at Conception Village, Santa Fe, or elsewhere, and including any and all expenses related to maintaining and operating the exploration program. Calais covenants its good faith in accounting for such expenses, and in making debits or credits to the carryover account, and reporting the same to PMGC. Calais shall accompany such annual accounting with a general description of the goals accomplished by the annual program. Calais shall have complete rights to conduct such programs through venture partners, optionees, purchasers, partner companies, or third parties in contract with Calais.
7.         Status of Calais Resources Panama.
PMGS and GCMP re-affirm the following agreement, and covenant to timely perform it: PMGC and its officers have created a Panama corporation known as Calais Resources Panama. The Panama corporation was created at the request and cost of Calais. PMGC and GCPM agree to return the ownership, control and management of such corporation to Calais at such time and on such terms as may be requested by Calais. To the extent that the corporation must be headquartered or domiciled in Panama, or, must have officers and directors who are citizens of Panama, or maintain a local Panama representative, Calais shall retain its own local representation and shall appoint such officers and directors to serve as it may choose. PMGC and its employees shall cooperate in tendering such resignations, documents, documentary filings or transfers as may be necessary to affect the transfer of ownership by share certificate endorsement, or other necessary steps, and the resignation of current officers and directors and the substitution of new officers and directors, all of which shall be done promptly, in timely fashion, and in full cooperation with Calais.
8.         Appointment of Herbert Hendricks to Represent PMGC and GCPM.
PMGC and GCPM hereby appoint Herbert Hendricks as the person responsible for receiving and disbursing, on behalf of PMGC and GCPM, all funds or other items of consideration received from Calais during the 10-Year Option term. In the event that Calais elects to make payments of taxes or fees on the hardrock concessions through PMGC, or, to entrust other funds for the operation of Panama operations to PMGC (at its sole election) PMGC and Mr. Herbert Hendricks shall provide true and correct original receipts for such funds, which receipts shall conform both to the acceptable business practices of Panama and the internal accounting requirements for a public company in effect at Calais, and as relayed in writing to PMGC. Such receipts shall be tendered in timely fashion, which shall mean within 30 days after the transfer of funds by Calais, unless otherwise agreed in writing. A copy of the corporate resolution by GCMP and PMGC approving the execution of this agreement and the authority of Herbert Hendricks to execute on behalf of both companies shall be attached hereto as Exhibit A-4.
9.        Default and Cure.
In the event of any default or claimed default hereunder, the non-defaulting party shall give written notice of default hereunder to the defaulting party, specifying with reasonable detail the nature of the claimed default. The defaulting party shall have sixty (60) days to remedy such default, except in the cure of any default in making an annual payment, which cure period shall be thirty (30) days after the date of delivery of the notice of default. In the event that a default cannot be cured within sixty days, but cure is commenced, cure may be completed if pursued with steady effort and diligence. In the event that a default is material to the Option, and cure is not completed or commenced within the period provided, the non-defaulting party may declare the agreement to be terminated.
In the event that a claimed defaulting party maintains in writing that there is no default, and the party claiming the default does not agree, either party may initiate arbitration over the issue of the existence of a default, such arbitration to be conducted in Denver, Colorado, under the Commercial Arbitration Rules of the American Arbitration association. The costs, expenses and fees for the arbitration shall be paid by or attributable to the non-prevailing party, and may be awarded by the arbitrator.
If the arbitrator rules that a default exists, the period for curing the default shall run from the date of the issuance of the final ruling of the arbitrator. The parties specifically agree that any dispute over the correct calculation of royalty amounts or expenditures on work programs shall be arbitrable events in the event that the parties cannot first agree on their resolution, and that any dispute as to the making of a required annual payment (other than disputes as to timeliness) shall not be an arbitrable event.
Either party may enforce an arbitration award in the forum provided herein as the judicial forum for the resolution of disputes.
10.          Intent to Resolve all Disputes Related to Past Panama Operations.
The Parties hereto intend to resolve hereby any and all disputes and disagreements with respect to the past Panama operations of Calais and past agreements with PMGC and GCPM, including any and all disputes related to property ownership, payments of money owed, value of consideration received, stock ownership, obligations of the Parties, and other issues, disputes and disagreements of the Parties (the "Disputes").
11.         Representations and Warranties.
a.           Calais.     Calais represents and warrants to each of PMGC and GCPM (understanding that each of the Parties will be relying on the accuracy and completeness of the representations and warranties in their determination to enter into this Agreement):

i.             Calais is a corporation in good standing in British Columbia and is qualified to conduct business in the state of Colorado.
ii.    The person executing this Agreement on behalf of Calais is its president.  Calais has authorized its president to sign this Agreement on its behalf, and has further authorized him to deliver this Agreement to each of PMGC and GCPM and intends to be bound to this Agreement in accordance with its terms.
iii.          To the extent that Calais has stated any fact in this Agreement, Calais (acting through and based on the knowledge of its president) believes such fact to be true and correct in all material respects.
b.    PMGC and GCPM.  Each of PMGC and GCPM represents and warrants to Calais (understanding that Calais will be relying on the accuracy and completeness of the representations and warranties in its determination to enter into this Agreement):
i.             Each of PMGC and GCPM, is a corporation in good standing under the laws of its jurisdiction of organization and is qualified to conduct business in the countries, states or provinces where the conduct of its business so requires.
ii.       The persons executing this Agreement on behalf of each of PMGC and GCPM are its duly constituted officers as named on the signature page hereof. Each of PMGC and GCPM has authorized such officers to sign this Agreement on its behalf, and has further authorized such officers to deliver this Agreement to Calais and intends to be bound by this

Agreement in accordance with its terms. PMGC and GCMP attach hereto as Exhibit A-4 a copy of the corporate resolutions authorizing the execution of this agreement, and further, authorizing Herbert Hendricks to execute such agreements as the designated and authorized representative of those companies.
iii.   To the Extent that this Agreement states or sets out any matters of fact with respect to the rights, interests, claims or obligations of PMCG and GCPM, such statements of fact are true and correct in all material respects and any such statements of fact do not omit to state a fact that ought reasonably to be stated or that is necessary to make the statement no misleading in light of the circumstances in which it was made.
12.       Mutual Releases.
a.          Calais Release
i.         Upon its receipt of a fully executed and notarized copy of this Agreement, Calais, for itself, its administrators, officers, directors, shareholders, agents, representatives, successors, and assigns, family members and related entities (the "Calais Releasors"), shall and hereby does release, acquit, and forever discharge PMGC and GCPM and each of them, their affiliates, heirs, successors, officers, directors, shareholders, and assigns, family members and related entities (the "Panama Releasees"), of and from any and all obligations or liability which it now has, has had, or may have, and from all claims, demands, liens, actions, administrative proceedings, and causes of action, and from all damages, injuries, losses, contributions, indemnities, compensation, costs, attorney's fees and expenses of every kind and nature whatsoever, whether known or unknown, fixed or contingent, whether in law or in equity, whether asserted or unasserted, whether sounding in tort or in contract, from the beginning of the world to the date of this Agreement, related to, arising from, or which may in the future arise from, Calais operations in Panama and its prior contractual relations with PMGC and GCPM, except for obligations or liability, or all claims, demands, liens, actions, administrative proceedings or causes of action contained in, created by or arising now or in the future from this Agreement.
ii.           Calais, on behalf of itself and the other Calais Releasors agrees not to initiate of maintain any claim, suit or cause of action, of any kind whatsoever, in or by way of any legal proceedings or otherwise, against any of the Panama Releasees based on any obligation or liability arising directly or indirectly out of, or relating in any way to the subject matter of any matter released hereunder pursuant to the preceding paragraph.
b.	PMGC and GCPM Parties Release
i.            Upon  their  receipt  of a  fully  executed  and  notarized  copy of this Agreement, PMGC and GCPM, for itself, or its administrators, agents, officers, directors, shareholders, representatives, successors, and assigns, family members and related entities (the "Panama Releasors''), shall and hereby does release, acquit, and forever discharge Calais, together with its affiliates, managers, members, creditors, officers, directors, shareholders, administrators, and agents, and its and their respective representatives, successors and assigns, family members and related entities (the "Calais Releasees"), of and from any and all obligations or liability which is now has, has had, or may have, and from all claims, demands, liens, actions, administrative proceedings, and causes of action, and from all damages, injuries, losses, contributions, indemnities, compensation, costs, attorney's fees and expenses of every kind and nature whatsoever, whether known or unknown, fixed or contingent, whether in law or in equity, whether asserted or unasserted, whether sounding in tort or in contract, from the beginning of the world to the date of this Agreement, related to, arising from, or which may in the future arise from, Calais' operations in Panama and Calais' prior contractual relations with PMGC and GCPM, except for obligations or liability, or all claims, demands, liens, actions, administrative proceedings or causes of action contained in, created by or arising now or in the future from this Agreement.
ii.
PMGC and GCPM, on behalf of itself and the other Panama Releasors agree not to initiate of maintain any claim, suit or cause of action, of any kind whatsoever, in or by way of any legal proceedings or otherwise, against any of the Panama Releases based on any obligation or liability arising directly or indirectly out of, or relating in any way to the subject matter of any matter released hereunder pursuant to the preceding paragraph.

c.           The Parties warrant and represent to each other that they have had the opportunity to be represented by legal counsel regarding this Agreement and freely and voluntarily entered into this Agreement upon the advice of such counsel as deemed by such Party to be necessary or appropriate.
12.          No Admission of Liability.
This Agreement, and compliance with or performance of any obligations imposed by this Agreement, shall not be construed as an admission of liability on the part of the Parties, such liability being hereby expressly denied. The Parties' intent in this Agreement is to resolve the Disputes and avoid any further differences or conflicts. The Parties herby represent that they have neither filed nor caused to be filed any pending charges, suits, claims, grievances or other action (hereinafter referred to as "Claims") which in any way arise from or relate to the Disputes. Each Party further represent to each other that such Party has not directly or indirectly assigned any Claims or which are released herby to any other person.
13.          Waiver.
Each of the Parties recognizes that, by the releases contained herein, they are releasing claims and other matters that may be unknown at the present time, and claims and other matters which may arise in the future from actions taken prior to the date hereof. Each of the Parties affirmatively states that this accurately sets forth the intent of such Party and waives any right it may have to claim differently at any time in the future.
14.          Defense.
This Agreement and the releases contained herein, may be pled as a full and complete defense, counterclaim or cross-claim to, and may be used as a basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement or the releases contained herein, or any other agreement delivered pursuant hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.
15.          Costs and Expenses.
The Parties shall each be responsible to pay their own attorneys' fees and other costs and expenses incurred in connection with the negotiation and drafting of this Agreement. Each Party shall release and forever hold the other harmless from any liability to their attorneys for payment of such fees pursuant to any agreement or understanding between each Party and their attorneys.
16.          Accuracy of Factual Statements.
Each of the Parties represents to each of the other Parties that the factual statements contained herein are true and correct to the best of such Party's knowledge, and no Party will take any action or assert any position that places into question or disputes the accuracy of any of the factual statements made herein.
17.          Governing Law; Jurisdiction.
This Agreement shall be governed by the laws of Colorado except to the extent that the laws of Panama govern transactions and statements with respect to the concessions or, as concern Calais Resources Panama. Each of the Parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of Denver, Colorado, or the state courts of the City and County of Denver, Colorado, in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each of the Parties agree that service in person or by certified or registered U.S. Mail to their respective last known address shall constitute valid in personam service upon such Party in any action or proceeding with respect to any matter as to which such Party has submitted to jurisdiction hereunder.
18.          Severability.
If any part of this Agreement shall be determined to be illegal, invalid or unenforceable, the remaining part shall not be affected thereby, and the illegal, unenforceable or invalid parts shall be deemed not to be a part of this Agreement. Each Party represents and warrants that it has full capacity and authority to settle, compromise, and release its claims and to enter into this Agreement and that no other person or entity has acquired, or will in the future acquire or have any right to assert, against any person or entity released by this Agreement any portion of that Party's claims released herein.
19.          Integrated Agreement.
This Agreement constitutes a single integrated contract expressing the entire agreement of the Parties with respect to the subject matter hereof, compromising any and all rights and obligations of the Parties, without exception, and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. This Agreement may be amended or modified only by an agreement in writing signed by the Parties. The failure by a Party to declare a breach or otherwise to assert its rights under this Agreement shall not be construed as a waiver of any right the Party has under this Agreement.
20.          Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.          Authority.
Each person executing this Agreement on behalf of an entity represents and warrants to each other Party that such person has executed this Agreement with all appropriate corporate or other authority, and that this Agreement is intended to be, and is, binding upon such entity in accordance with its terms.
22.          Good Faith.
Each of the Parties to this Agreement will work in good faith to accomplish the purposes of this Agreement.
23.          Notices.
All written notices required by this Agreement or any document delivered pursuant hereto or as contemplated herein, must be delivered to the addresses (or to such other address as may be specified by a Party) by a means evidenced by a delivery receipt and will be effective upon receipt.

If to Calais	If to PMGC or GCPM
Caribou Mine Complex	1337 West 5th Street
Caribou Road	Marysville, OH 43040
Nederland, CO 80466
Attn: Thomas S. Hendricks	Attn: Herbert Hendricks

With a copy to:

John R. Henderson
Law Offices of John R. Henderson, P.C.
720 Pearl St.
Boulder, CO 80302

23.       Survival.
The Parties agree that the obligations, representations and warranties contained herein shall indefinitely survive the execution of this Agreement, the delivery of all documents hereunder, and the completion of the transactions contemplated herein.
IN WITNESS WHEREOF, the Parties have caused this agreement to be duly executed as of the date first mentioned above.

Calais Resources, Inc.

/s/ Thomas S. Hendricks, President	/s/ Thomas S. Hendricks
Thomas S. Hendricks, President	Thomas S. Hendricks, Individually

STATE OF COLORADO

COUNTY OF BOULDER

    The foregoing instrument was acknowledged before me this 14th day of October , 2005, by Thomas S. Hendricks, as President for Calais Resources, Inc. and
individually.

Witness my hand and seal.             /s/
                         Notary Public

My commission expires:      10-2-2007

GCPM (Golden Cycle Mining of Panama, Inc.)

Herbert Hendricks, Chief Executive Officer and Secretary	Herbert Hendricks, Individually

STATE OF COLORADO

COUNTY OF _________

    The foregoing instrument was acknowledged before me this ____ day of __________ , 2005, by Herbert Hendricks, as Chief Executive Officer and Secretary of Golden Cycle Mining of Panama and individually.

Witness my hand and seal.             /s/
                         Notary Public

My commission expires:      _________________

"PMGCP" Panama Mining of Golden Cycle, Inc.

Herbert Hendricks	Herbert Hendricks, Individually
Title:

STATE OF COLORADO

COUNTY OF _________

    The foregoing instrument was acknowledged before me this ____ day of __________ , 2005, by Herbert Hendricks, as _____________ of Panama Mining of Golden Cycle, Inc. and individually.

Witness my hand and seal.             /s/
                         Notary Public

My commission expires:      _________________

EXHIBIT A-1

List of Hardrock Concession Areas